Exhibit 99.4

FORM OF LETTER
EXIDE TECHNOLOGIES

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights
Distributed to Shareholders of Exide Technologies

August 31, 2007

Dear Shareholders:

This letter is being distributed by Exide Technologies (“Exide”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York City time, on August 30, 2007 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and Common Stock are described in the prospectus supplement dated August 31, 2007 (the “Prospectus”).

In the Rights Offering, Exide is offering an aggregate of 14,000,000 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on September 28, 2007, unless extended, with the approval of Tontine Capital Partners, L.P. (“Tontine”) and Legg Mason Investment Trust, Inc. (“Legg Mason” and, together with Tontine, the “Standby Purchasers”) for a period not to exceed 15 business days (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., New York City time, on the Record Date. Each Right will allow you to subscribe for 0.22851 shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $6.55 per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, you would receive 100 Rights and would have the right to purchase 22.851 shares of Common Stock (rounded down to 22 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of common stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability and the allocation process more fully described in the Prospectus. The maximum number of shares of Common Stock that could be purchased by you pursuant to your Over-Subscription Privilege will be determined according to the following formula based in part on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York City time, on the Record Date: (the total number of Unsubscribed Shares multiplied by your ownership percentage of our outstanding Common Stock at the Record Date divided by two). For example, if you owned 2% of our outstanding Common Stock as of 5:00 p.m., New York City time on the Record Date, you may purchase up to 1% of the Unsubscribed Shares pursuant to your Over-Subscription Privilege. You can determine your ownership percentage by dividing the number of Rights you receive in the Rights Offering by 61,266,314, the current number of outstanding shares of Common Stock.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder other than you and the Standby Purchasers has purchased any shares of Common Stock pursuant to their Basic Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Exide can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. Exide will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our stockholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering — The Rights — Over-Subscription Privilege.”

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instructions as to the Use of Exide Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Exide Technologies and Guidelines for Request for Taxpayer Identification Number and Certification of Substitute Form W-9); and

4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (888) 605-7606 (or (212) 440-9800 for banks and brokerage firms). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Exide Technologies

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EXIDE TECHNOLOGIES, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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